BEVsystems International, Ltd.
and Aqua Clara Bottling & Distribution, Inc.
Pro forma Balance Sheet
December 2001
(Unaudited)


                                                              Aqua Clara
                                       BEVsystems             Bottling &
                                    International, Ltd.    Distribution, Inc.
                                       Period ended           Period ended        Pro Forma
                                      December 31,2001      December 29,2001     Adjustments       Combined
                                    ------------------     ------------------    -----------      -----------
Assets
   Cash                               $     84,961            $      5,223                        $    90,184
   Accounts receivable                      23,791                 148,420                            172,211
   Inventories                              21,297                  45,315                             66,612
   Prepaid expenses                         17,000                   3,701                             20,701
                                      ------------            ------------       -----------      -----------
     Total current assets                  147,049                 202,659                 0          349,708
                                      ------------            ------------       -----------      -----------

   Property, plant & equipment, net        232,068               1,649,467         1,409,303 (A)    3,290,838
   Other assets                                                      5,598                              5,598
   Intangible assets                     5,913,490                                 9,058,741 (A)   14,972,231
                                      ------------            ------------       -----------      -----------
Total Assets                          $  6,292,607            $  1,857,724       $10,468,044      $18,618,375
                                      ============            ============       ===========      ===========
Liabilities and equity
   Accounts payable and accrued       $  1,158,817            $  1,148,929                        $ 2,307,746
   Notes payable                         1,020,638                 128,625                          1,149,263
                                      ------------            ------------       -----------      -----------
     Total liabilities                   2,179,455               1,277,554                 0        3,457,009
                                      ------------            ------------       -----------      -----------
     Equity
     Preferred stock                                                74,602                             74,602
     Common stock & additional
       paid-in capital                   6,535,671              13,583,206       (13,583,206) (A)  17,509,283
                                                                                  10,468,044  (A)
                                                                                     505,568  (A)
     Accumulated deficit                (2,422,519)            (13,077,638)       13,077,638  (A)  (2,422,519)
                                      ------------            ------------       -----------      -----------
     Total stockholders' equity          4,113,152                 580,170        10,468,044       15,161,366
                                      ------------            ------------       -----------      -----------
Total Liabilities and Equity          $  6,292,607            $  1,857,724       $10,468,044      $18,618,375
                                      ============            ============       ===========      ===========

BEVsystems International, Ltd.
and Aqua Clara Bottling & Distribution, Inc.
Pro forma Condensed Statement of Operations
For the period ended December 2001
(Unaudited)

                                                              Aqua Clara
                                       BEVsystems             Bottling &
                                    International, Ltd.    Distribution, Inc.
                                       Period ended           Period ended        Pro Forma
                                      December 31,2001      December 29,2001     Adjustments       Combined
                                    ------------------     ------------------    -----------      -----------
Revenues                              $  1,499,645            $    331,523                        $ 1,831,168

Cost of revenues                         1,353,135                 341,803                          1,694,938

Gross profit (loss)                        146,510                 (10,280)                           136,230

General, administrative and
  sales expenses                         2,569,029               1,337,308            15,315 (B)    3,921,652
                                      ------------            ------------       -----------      -----------
Net loss from continuing operations     (2,422,519)             (1,347,588)          (15,315)      (3,785,422)
                                      ------------            ------------       -----------      -----------
Net loss applicable to common stock     (2,422,519)             (1,347,588)         (15,315)       (3,785,422)
                                      ============            ============       ===========      ===========
Basic and diluted loss per share:
  Net loss per common share                                   $   (0.17100)                       $  (0.14669)
  Weighted average shares of common                           ============                        ===========
    stock outstanding                                            7,882,836                    (C)  25,805,170
                                                              ============                        ===========

BEVsystems International, Ltd.
and Aqua Clara Bottling & Distribution, Inc.
Unaudited Pro Forma Financial Statements


BEVsystems International, Inc. (Aqua Clara) (a Colorado corporation, formerly known as Aqua Clara Bottling and Distribution, Inc.) issued 30,432,410 shares of common stock for all of the outstanding stock of BEVsystems International, Ltd. (BEV Ltd.) (a Bermuda corporation) pursuant to an acquisition agreement entered into January 15, 2002. The acquisition was accounted for using the purchase method of accounting with BEV Ltd. treated as the acquirer for accounting purposes. As a result, the assets and liabilities of BEV Ltd. are recorded at historical values and the assets and liabilities of Aqua Clara are recorded at their estimated fair values at the date of the merger.

The following unaudited pro forma statements reflect the combined results of BEV Ltd. and Aqua Clara. The balance sheet is as of December 31, 2001 for BEV Ltd. and December 29, 2001 for Aqua Clara, the end of the most recent fiscal quarter. The statement of operations reflects the activity of BEV Ltd. for the period from April 1, 2001 through December 31, 2001 and Aqua Clara for the period from April 1, 2001 through December 29, 2001 (three thirteen week quarters). The information was prepared as if the acquisition had occurred on April 1, 2001. In preparing the pro forma information, various assumptions were made. The pro forma financial statements are unaudited and do not purport to be indicative of the actual results of operations or financial position that would have been reported had these transactions occurred on April 1, 2001, nor is it indicative of the results of future combined operations. The pro forma statements should be read in conjunction with the audited historical financial statements of BEV Ltd. and Aqua Clara.

BEVsystems International, Ltd.
and Aqua Clara Bottling & Distribution, Inc.
Notes to Unaudited Pro Forma Financial Statements


      BEVsystems International, Inc. effected a 10 for 1 reverse stock split on March 15, 2002. This stock split has been reflected in the financial statements and footnotes for all periods.

A) Reflects the accounting for the purchase of Aqua Clara Bottling & Distribution, Inc., as if the purchase were transacted December 29, 2001. The purchase price of $12,110,741 is based on the market capitalization of Aqua Clara calculated on the closing price of $1.10 per share on February 25, 2002, the closing date the transaction. For accounting purposes, the acquisition has been treated as an acquisition of Aqua Clara by BEV Ltd. and as a recapitalization of Aqua Clara. The intangible asset adjustment amount reflects the excess purchase price over the estimated fair value of Aqua Clara's identifiable assets and liabilities.

B) Amortization of the purchase adjustment to the tangible depreciable assets over the remaining useful lives of the assets.

C) Reflects the weighted average number of shares outstanding for the period, after giving effect to the merger.